Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-4) and related prospectus of América Móvil, S.A.B. de C.V. and Radiomóvil Dipsa, S.A. de C.V., as guarantor, for the registration of U.S.$750,000,000 of 5.000% Senior Notes due 2019 and to the incorporation by reference therein of our report dated March 23, 2010, with respect to the consolidated financial statements of Telmex Internacional, S.A.B. de C.V., included in its Form 6-K (Report of Foreign Private Issuer – File No. 001-34086-10700313), filed with the Securities and Exchange Commission.

Mancera, S.C. A member practice of Ernst & Young Global

/s/ C.P.C. David Sitt Cofradía
C.P.C. David Sitt Cofradía

Mexico City, Mexico

July 15, 2010